Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A ordinary shares, US$0.0001 par value per share, of Ucommune International Ltd, a Cayman Islands exempted company with limited liability, and that this Agreement may be included as an Exhibit to such joint filing.

The undersigned acknowledge that each shall be responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page follows]

SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 9, 2022.

DAQING MAO

/s/ Daqing Mao

MAODQ LIMITED

By:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director

FAIR VISION GROUP LIMITED

By:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director

ASTRO ANGEL LIMITED

By:	/s/ Angela Bai
Name:	Angela Bai
Title:	Director

ANGELA BAI

/s/ Angela Bai

[Signature Page to 13G Amendment Joint Filing Agreement]